Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 12/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/04/2002	$11,883	Forrestal Funding MS TR	1.96%	01/14/2002
09/09/2002	1,838	Dorada Finance Inc.	1.81	09/12/2002
10/02/2002	3,332	Windmill Funding Corp	1.77	10/04/2002
12/31/2002	300	Svenska Handelsbanken	1.34	01/30/2003